DELAWARE POOLED TRUST

Registration No. 811-06322
FORM NSAR
Annual Period Ended October 31, 2008


SUB ITEM 77D:  Policies with respect to security investments


On August 20-21, 2008, the Board of Trustees of Delaware Pooled Trust voted to adopt changes to The Core Plus Fixed Income
Portfolios investment authority.  The
modifications permit The Core Plus Fixed
Income Portfolio to increase its maximum investment in the U.S. Investment Grade
Sector to 100% and eliminate The Core Plus
Fixed Income Portfolios required minimum investment of 5% of total assets in the U.S. High
Yield Sector.  These changes to The Core Plus
Fixed Income Portfolios investment strategies and policies are incorporated herein by reference to the supplement dated August 21, 2008 to the prospectus dated February 28, 2008 as filed with the Securities and Exchange
Commission on August 21, 2008 (SEC
Accession No. 0000875352-08-000013).


SUB-ITEM 77E:  Legal proceedings

On September 15, 2008, Lehman Brothers
Holdings Inc. (Lehman) filed a voluntary petition for bankruptcy relief under chapter 11 of Title 11 of the United States Code in the United
States Bankruptcy Court for the Southern
District of New York.  Subsequently, several
Lehman affiliates, including the following entities filed for similar relief in the same court: Lehman
Brothers Special Financing Inc. on October 3,
2008; and Lehman Brothers Commercial
Corporation on October 5, 2008.  On October
11, 2008, Lehman and its affiliates filed a motion, which was approved on October 16, 2008, requesting joint administration of these chapter 11 cases in the United States
Bankruptcy Court for the Southern District of
New York.

The investment manager of the portfolios listed below intends to file a proof of claims against the entities listed above. As of the date of this N
SAR, the total value of the claims expected to be filed against Lehman Brothers Special Financing
Inc. for The Core Focus Fixed Income Portfolio,
The Core Plus Fixed Income Portfolio, and The
Intermediate Fixed Income Portfolio is
approximately $78,800; $91,439; and $12,018,
respectively. The total value of the claims expected to be filed against Lehman Brothers
Commercial Corporation for The Core Plus
Fixed Income Portfolio is approximately
$83,273.08.
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